STOCK PURCHASE AGREEMENT


                         Dated as of August 7, 1996


                              By and Between


                         National Energy Group, Inc.


                                   and



                         High River Limited Partnership
                              TABLE OF CONTENTS


Article                                                     Page

1 - DEFINITIONS                                                  1
     1.1  Certain Defined Terms                                  1
     1.2  Accounting Terms.                                      5
     1.3  References to Instruments
     5
     1.4  Singular and Plural                                    5

2 - PURCHASE AND SALE OF STOCK                                   5
     2.1  Issuance, Sale and Purchase                            5
     2.2 Right of First Refusal With Respect to the Merger with Alexander and any Equity Offering Before September 30,
           1996                                                  6
     2.3  Termination and Payment of Fee                         6
     2.4  Right of First Refusal with Respect to Later Business
           Combination with Alexander                            7
     2.5  Right of First Refusal Relating to Private Equity
            Offerings                                            7
     2.6  Legend                                                 7

3 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY                8
     3.1  Organization                                           8
     3.2  Authority                                              8
     3.3  Authorization                                          8
     3.4  Binding Agreement                                      8
     3.5  No Conflicts                                           8
     3.6  Capitalization                                         9
     3.7  Valid Issuance                                         9
     3.8  Absence of Bankruptcy Proceedings                      10
     3.9  Brokers                                                10
     3.10 Financial Statements                                   10
     3.11 No Material Adverse Change                             10
     3.12 Commission Documents                                   10
     3.13 Properties                                             11
     3.14 Registration Rights                                    11
     3.15 Offering                                               11
     3.16 No Defaults                                            11
     3.17 Litigation                                             11
     3.18 Compliance with Laws                                   12
     3.19 Taxes                                                  12
     3.20 ERISA                                                  12
     3.21 Compliance with Environmental Laws                     12

4 - REPRESENTATIONS AND WARRANTIES                               13
     4.1  Organization                                           13
     4.2  Authority                                              13
     4.3  Authorization                                          13
     4.4  Binding Agreement                                      13
     4.5  No Conflicts                                           13
     4.6  Absence of Bankruptcy Proceedings                      14
     4.7  No Brokers                                             14
     4.8  Accredited Investor, Etc.                              14
     4.9  Information Available                                  14

5 - AGREEMENTS PENDING CLOSING                                   14
     5.1  Investigations; Operation of Business of the Company   14
     5.2  Taking of Necessary Action                             16
     5.3  Antitrust Laws                                         16

6 - CONDITIONS TO CLOSING                                        16
     6.1  The Company's Conditions                               16
     6.2  Purchaser's Conditions                                 17

7 - DELIVERIES AT THE CLOSING                                    18
     7.1  Deliveries of the Company                              18
     7.2  Deliveries of Purchaser                                19

8 - POST-CLOSING AGREEMENTS                                      19
     8.1  Survival of Representations and Warranties             19
     8.2  Indemnification                                        19
     8.3  Brokers                                                19

9 - REGISTRATION RIGHTS                                          19
     9.1  Shelf Registration                                     19
     9.2  Piggy-Back Registration                                20
     9.3  Registration Procedures                                21
     9.4  Registration Expenses                                  23
     9.5  Indemnification; Contribution                          24
     9.6  Participation in Underwritten Registrations            27
     9.7  Rule 144                                               27
     9.8  Grant of Registration Rights to Others                 27

10 - MISCELLANEOUS                                               27
     10.1 Public Announcements                                   27
     10.2 Notices                                                27
     10.3 Expenses                                               28
     10.4 Entire Agreement                                       28
     10.5 Governing Law                                          28
     10.6 Counterparts                                           29
     10.7 Waiver                                                 29
     10.8 Binding Effect; Assignment                             29
     10.9 Construction                                           29


Schedule A     Purchased Shares and Warrants
Exhibit A      Certificate of Designation
Exhibit B      Warrant Certificate
Exhibit C      Opinion of Strasburger & Price, L.L.P.

                    STOCK PURCHASE AGREEMENT


     THIS AGREEMENT (this "Agreement"), dated as of the 7th day of August, 1996, is by and between National Energy Group, Inc., a
Delaware corporation (the "Company"), and High River Limited
Partnership, a Delaware limited partnership ("Purchaser").

                    W I T N E S S E T H:

     WHEREAS, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, in the amount indicated opposite the Purchaser's name on Schedule A hereto, (i) shares of the Company's authorized but unissued Convertible Preferred Stock, Series D, par value $1.00 per share (the "Preferred Stock"), which shares shall have such rights, preferences, privileges and restrictions as set forth in the Certificate of Designation of Convertible Preferred Stock, Series
D of the Company attached hereto as Exhibit A (the "Certificate of Designation"), which rights include, subject to certain conditions, the right to convert the Preferred Stock into shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") and (ii) warrants to purchase the Common Stock of the Company, which warrants shall have the terms set forth in the Warrant certificate attached hereto as Exhibit B (the "Warrant Certificate"); and

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth in this Agreement, the parties to this Agreement hereby agree as follows:

                    ARTICLE 1 - DEFINITIONS

     1.1 Certain Defined Terms. The following terms, as used in this Agreement, shall have the following meanings:

          "Alexander" shall mean Alexander Energy Corporation, an
Oklahoma corporation.

          "Alternative Closing" shall be as defined in Section
2.1(b).

          "Alternative Closing Fee" shall be as defined in Section
2.1(b).

          "BankOne Agreement" shall mean, with respect to all periods prior to the closing of the Merger and the funding of the loan described in the Commitment, that certain credit agreement dated as of June 30, 1995 between BankOne Texas, N.A. and the Company, as amended, and thereafter, shall mean the credit agreement to be entered into by the Company with BankOne Texas, N.A. and Credit Lyonnais New York Branch pursuant to the Commitment.

          "Business Combination" shall mean a merger, consolidation or other business combination of the Company with or into another corporation or other entity or a purchase, lease or exchange of assets of a person by the Company in exchange for cash, securities of the Company or other property of the Company.

          "Closing" shall be as defined in Section 2.1.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

          "Commission Documents" shall have the meaning assigned to that term in Section 3.12.

          "Commitment" shall mean that certain letter dated June 6, 1996 between the Company and BankOne Texas, N.A. and Credit
Lyonnais New York Branch relating to the funding of a $65 million loan upon completion of the Merger.

          "Company Confidential Material" shall be as defined in
Section 5.1(a).

          "Effective Time of the Merger" shall have the meaning assigned to that term in the Merger Agreement.

          "Environmental Laws" shall be as defined in Section 3.21.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, or any successor statute, as at the time in effect.
Reference to a particular section of such Act shall include a reference to the comparable section, if any, of such successor statute.

          "Fee" shall be as defined in Section 2.3.

          "Financial Statements" shall mean the financial statements of the Company and its consolidated subsidiaries, including the notes thereto, as of and for the year ended December 31, 1995 and as of and for the three months ended March 31, 1996.

          "Form 10-K" shall mean the Company's Annual Report on
Form 10-KSB for the year ended December 31, 1995, including all amendments thereto.

          "GAAP" shall mean generally accepted accounting principles, as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board or in such opinions and statements of such other entities as shall be approved by a significant segment of the accounting profession in the United States of America.

          "Governmental Authority" shall mean (i) the United States of America or any state within the United States of America and
(ii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state within the United States of America.

          "Holder" means the Purchaser and any other holder from time to time of Preferred Stock (other than the Company or any Subsidiary).

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

          "Inspectors" shall be as defined in Section 9.3(g).

          "KAIM Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement to be entered into by and among the Company and certain investment partnerships and accounts managed by Kayne Anderson Investment Management, Inc., an investment adviser, pursuant to which the Series E Preferred Stock will be issued and sold to the investment partnerships and accounts named therein.

          "Later Alexander Business Combination" shall be as defined in Section 2.1(c).

          "Later Alexander Business Combination Closing" shall be as defined in Section 2.1(c).

          "Law" shall mean any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.

          "Legal Opinion" shall be as defined in Section 6.2(c).

          "Material Adverse Effect" with respect to a Person shall mean a material and adverse effect on the financial condition, results of operations, business or properties of such Person and its consolidated subsidiaries, taken as a whole.

          "Merger" means a merger between Alexander and NEG-OK, Inc., a wholly-owned subsidiary of the Company, pursuant to the Merger Agreement.

          "Merger Agreement" means that certain Agreement and Plan of Merger among the Company, Alexander, NEG-OK, Inc., dated June 6, 1996, as amended.

          "Merger Closing" shall be as defined in Section 2.1(a).

          "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company, a government or any department or agency of a government.

          "Pollutants" shall be as defined in Section 3.21.

          "Proxy Statement" shall mean the Joint Proxy and Prospectus of the Company filed with the SEC with respect to the Merger and other related transactions.

          "Purchase Price" shall be as defined in Section 2.1.

          "Purchaser Representatives" shall be as defined in
Section 5.1(a).

          "Records" shall be as defined in Section 9.3(g).

          "Registrable Securities" means (i) any Common Stock issued or issuable upon the conversion of the Preferred Stock, (ii) any Common Stock issued as, or issuable upon the conversion or exercise of any warrant, option, right or other security that is issued or issuable as, a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Preferred Stock, (iii) any Common Stock issued or issuable upon the exercise of the Warrants and (iv) any other Common Stock owned by Purchaser.

          "Registration Expenses" shall be as defined in Section
9.4.

          "Registration Statement" shall be as defined in Section
9.3(a).

          "Releases" shall be as defined in Section 3.21.

          "SEC" shall mean the United States Securities and Exchange Commission or any successor agency.

          "Securities Act" shall mean the Securities Act of 1933, or any successor statute, as at the time in effect. Reference to a particular section of such Act shall include a reference to the comparable section, if any, of such successor statute.

          "Selling Holder" shall mean a holder of Registrable
Securities who is selling such Registrable Securities pursuant to a registration statement.

          "Series E Preferred Stock" shall mean the Preferred
Stock, Series E of the Company to be issued pursuant to the KAIM
Stock Purchase Agreement.

          "Shares" shall be as defined in Section 2.1.

          "Shelf Registration Statement" shall be as defined in
Section 9.1(a).

          "Subsidiary" means (a) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by the Company, by one or more subsidiaries of the Company or by the Company and one or more subsidiaries of the Company or (b) any other Person (other than a corporation) in which the Company, a subsidiary of the Company or the Company and one or more subsidiaries of the Company, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

          "Warrants" shall be as defined in Section 2.1.

     1.2 Accounting Terms. For the purposes of this Agreement, all accounting terms not otherwise defined in this Agreement shall have the meanings assigned to such terms in accordance with GAAP.

     1.3 References to Instruments. Unless the context otherwise indicates, references in this Agreement to a particular section, exhibit or schedule are to the corresponding section of, or the corresponding exhibit or schedule to, this Agreement.

     1.4  Singular and Plural.  The definitions contained in
Section 1.1 are equally applicable to both the singular and plural form of the terms defined in such Section.

               ARTICLE 2 - PURCHASE AND SALE OF STOCK

     2.1 Issuance, Sale and Purchase. At the closing of the transactions contemplated herein (the "Closing"), which Closing may occur as either a Merger Closing, an Alternative Closing or a Later Alexander Business Combination Closing (as hereinafter defined), the Company agrees to issue, sell and deliver to Purchaser, and Purchaser agrees to purchase from the Company, the number of shares of Series D Preferred Stock, $1.00 par value, of NEG (the "Shares") listed on Schedule A for the Closing at a purchase price of $100.00 per Share and the number of Warrants listed on Schedule A to purchase the Common Stock at $2.50 per share (the "Warrants") for the Closing. The aggregate purchase price that shall be payable by Purchaser to the Company for the Shares and the Warrants is listed on Schedule A for the Closing (the "Purchase Price").

          (a) The Merger Closing. If the Merger closes before September 30, 1996, Purchaser shall be obligated to purchase, and the Company shall be obligated to issue, sell and deliver, the Shares and the Warrants shown on Schedule A for a Merger Closing for the Purchase Price shown on Schedule A for a Merger Closing, and the closing of such purchase in connection with the Merger (the "Merger Closing"), shall take place immediately after the Effective Time of the Merger, which the Company anticipates will occur on or about August 29, 1996 or August 30, 1996.

          (b) The Alternative Closing. If the Effective Time of the Merger shall not have occurred by September 30, 1996, Purchaser shall have the right, upon written notification to the Company on or before October 30, 1996, to purchase the Shares and the Warrants shown on Schedule A for an Alternative Closing for the Purchase Price shown on Schedule A for an Alternative Closing, and to receive a fee of $150,000 (the "Alternative Closing Fee") from the Company on October 31, 1996. The closing of such purchase (the "Alternative Closing") shall take place on such date on or after October 30, 1996 but before December 31, 1996, as the parties shall mutually agree upon.

          (c) The Later Alexander Business Combination Closing. If the Merger does not occur before the Merger Agreement terminates, but a Business Combination between the Company and Alexander is consummated within five (5) years after July 19, 1996 (the "Later Alexander Business Combination"), and Purchaser exercises its right of first refusal with respect thereto contained in Section 2.4, Purchaser shall be obligated (i) if an Alternative Closing has not occurred, to purchase the Shares and the Warrants shown on Schedule A for a Merger Closing for the Purchase Price shown on Schedule A for a Merger Closing or (ii) if an Alternative Closing previously occurred, Purchaser shall be obligated to purchase the Shares and the Warrants shown on Schedule A for the Alternative Closing for the Purchase Price shown on Schedule A for an Alternative Closing. Any closing in connection with a Later Alexander Business Combination (the "Later Alexander Business Combination Closing") shall take place in connection with the effectiveness of the Later Alexander Business Combination, at such time as the parties shall mutually agree upon.

     2.2 Right of First Refusal With Respect to the Merger with Alexander and any Equity Offering Before September 30, 1996. The Company agrees (i) not to seek to replace Purchaser to raise additional equity on or before September 30, 1996, (ii) not to close the Merger with Alexander without selling the Shares and the Warrants to Purchaser so long as Purchaser is willing to purchase such securities on the terms set forth in this Agreement and
(iii) not to seek equity on or before September 30, 1996, (in addition to the equity placed with Purchaser and the investors under the KAIM Stock Purchase Agreement) without first offering to Purchaser the right to acquire such additional equity on the same terms being offered by the Company to such other potential investors. The Company shall notify the Purchaser of its intent to raise additional equity on or before September 30, 1996, and the terms thereof, and Purchaser shall have 15 days from receipt of such notice to notify the Company if it intends to purchase such additional equity in connection with the Merger. If Purchaser does not accept the offer to purchase such additional equity within such 15 day period, the Company may sell equity on such terms and conditions as have been offered to Purchaser during a period not to exceed 90 days after the receipt of such offer.

     2.3 Termination and Payment of Fee. If neither the Merger Closing nor the Alternative Closing shall have occurred on or before October 30, 1996, or if the NEG Certificate of Incorporation Amendment Proposal as described in the Proxy Statement is not adopted by the holders of the capital stock of the Company on or before October 30, 1996 and Purchaser elects not to close in a Merger Closing, the Company shall pay to Purchaser a fee of $300,000 (the "Fee") on October 31, 1996; provided, however, that Purchaser shall not be entitled to the Fee in the event the Company has refused to close under this Agreement as a result of substantial changes in the transaction required by Purchaser from those reflected in this Agreement. If the Fee is due and paid, this Agreement shall terminate, except for the provisions of Sections 2.2 and 2.4, and if a Later Alexander Business Combination Closing shall occur, thereafter, the provisions of Section 2.5 shall continue to apply for the period specified therein.

     2.4 Right of First Refusal with Respect to Later Business Combination with Alexander. If the Alternative Closing occurs, or if the Company is obligated to pay the Fee under Section 2.3, and the Merger Agreement has terminated, and if the Company and Alexander thereafter resume discussions with respect to a Later Alexander Business Combination on or before July 19, 2001, Purchaser shall have the right to purchase the Shares and Warrants on the terms set forth in this Agreement in connection with such Later Alexander Business Combination, and the Company may not close a Later Alexander Business Combination without selling the Shares and the Warrants to Purchaser (or any remaining portion thereof not previously purchased by Purchaser in an Alternative Closing) so long as Purchaser is willing to purchase such securities on the terms set forth in this Agreement. The Company shall notify the Purchaser of the resumption of any discussions between the Company and Alexander regarding a Later Alexander Business Combination, and Purchaser shall have 15 days from receipt of notice of the resumption of such discussions to notify the Company if it intends to purchase securities in the Later Alexander Business Combination Closing. If Purchaser does not accept the offer to purchase securities in connection with the Later Alexander Business Combination, the Company may sell equity in connection therewith on the terms set forth in this Agreement or on such other terms and conditions as the Company shall determine.

     2.5 Right of First Refusal Relating to Private Equity Offerings. After a Closing under this Agreement has occurred, if the Company should propose at any time on or before July 19, 2001 to issue any equity securities for cash (other than pursuant to an offering registered under the Securities Act, to employees as an adjunct of the Company's employee compensation program, as consideration in a Business Combination transaction or as part of debt financing for a Business Combination transaction, or in an offering of shares solely to existing shareholders of the Company PRO RATA to their existing holdings), the Company shall notify Purchaser of such proposal, shall offer Purchaser the opportunity to purchase the full amount of such issuance and shall sell to Purchaser such securities on terms and conditions no less favorable than the most favorable terms to be offered by the Company to others. The Company may sell to others securities offered to Purchaser, but not subscribed by Purchaser, within ten days after the receipt of such offer, during a period not to exceed 90 days after the receipt of such offer. Thereafter, any issuance by the Company on or before July 19, 2001 must again be preceded by an offer to Purchaser.

     2.6 Legend. Each Purchaser agrees that each certificate, if any, evidencing Shares and Warrants to be issued to the Purchaser by the Company at the Closing shall bear a legend concerning the restrictions on transfer of such Shares and Warrants in substantially the following form:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED OR QUALIFIED UNDER SAID ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS AVAILABLE AND SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION DOES NOT VIOLATE THE PROVISIONS OF THE ACT OR APPLICABLE LAWS.

   ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser as of the date of this Agreement as follows:

     3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation, and in good standing, in every jurisdiction in which its ownership of property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a Material Adverse Effect upon the Company. Attached hereto as Exhibit A is a true and complete copy of the Certificate of Designation. True and complete copies of the Certificate of Incorporation and Bylaws of the Company, each as amended to date, have been provided to Purchaser. The Company has no Subsidiaries other than NEG-OK, Inc. and, after the Merger, Boomer Marketing Corporation, AEJH 1985 Limited Partnership, AEJH 1987 Limited Partnership, AEJH 1989 Limited Partnership and Energy and Environmental Services Limited Partnership, of which all but Energy and Environmental Services Limited Partnership are in liquidation and will be dissolved.

     3.2 Authority. The Company has all requisite corporate power and authority to carry on its business as presently conducted and to enter into this Agreement and to perform its obligations contemplated by this Agreement.

     3.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on the part of the Company.

     3.4 Binding Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors and subject to principles of equity and public policy that affect enforceability of agreements generally.

     3.5 No Conflicts. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a breach or violation of, or constitute a default under, the certificate of incorporation, bylaws or other governing documents of the Company, or any material agreement, indenture or other instrument to which the Company is a party or by which it is bound or to which any of its properties are subject, nor will the performance by the Company of its obligations hereunder violate any law or result in the creation or imposition of any material lien, charge, claim or encumbrance upon any property or assets of the Company. No permit, consent, approval, authorization or order of any Governmental Authority or other Person is required in connection with the consummation by the Company of the transactions contemplated by this Agreement, except such as have been obtained and as otherwise contemplated by this Agreement.

     3.6 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 50,200,000 shares of common stock, par value $.01 per share, of which 50,000,000 have been designated as Class A Common Stock, 12,160,307 of which are issued and outstanding, and 200,000 of which have been designated as Class B Common Stock, none of which are issued and outstanding, (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which 100,000 have been authorized as 10% Cumulative Convertible Preferred Stock, Series B, 52,500 of which are issued and outstanding, and of which 80,000 have been authorized as 10 1/2% Cumulative Convertible Preferred Stock, Series C, 40,000 of which are issued and outstanding. As of the date of the Merger Closing, assuming approval by the shareholders of NEG of the amendment to the certificate of incorporation proposed for adoption by the shareholders in the Proxy Statement, the authorized capital stock of the Company will consist of (i) 100,000,000 shares of common stock, par value $.01 per share, approximately 33,457,650 of which will be issued and outstanding after the Merger, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which 100,000 have been authorized as 10% Cumulative Convertible Preferred Stock, Series B, 52,500 of which are issued and outstanding, 80,000 have been authorized as 10 1/2% Cumulative Convertible Preferred Stock, Series C, 40,000 of which are issued and outstanding, 100,000 will have been authorized as Convertible Preferred Stock, Series D, 100,000 of which the Company expects to be outstanding following the completion of the sale contemplated in connection with this Agreement and 50,000 of which have been authorized as Convertible Preferred Stock, Series E, 50,000 of which the Company expects to be outstanding following the completion of the sale in connection with the KAIM Stock Purchase Agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, except as set forth in this Agreement. As of the date of this Agreement, the Company has a total of 890,000 shares of Common Stock issuable upon exercise of outstanding options issued to officers, directors or employees of the Company. In addition, as of the date of this Agreement, 500,000 shares of Common Stock will be issuable upon exercise of various outstanding warrants and, after the Merger and related transactions described in the Proxy Statement have occurred, 3,046,015 shares of Common Stock will be issuable upon exercise of various outstanding warrants including the Warrants. Except for the foregoing and as described on Schedule 3.14, there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating the Company to purchase, redeem, issue, transfer or deliver any shares of Common Stock, preferred stock or other equity security.

     3.7  Valid Issuance.

          (a) The issuance, sale and delivery of the Shares and the Warrants in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and the Shares and the Warrants when so issued, sold and delivered against payment therefor in accordance with this Agreement will be duly and validly issued, fully paid and nonassessable.

          (b) The issuance, sale and delivery of the shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants have been duly authorized by all necessary corporate action on the part of the Company, and such shares of Common Stock have been duly reserved for issuance and, when issued upon such conversion or exercise, will be duly and validly issued, fully paid and nonassessable.

     3.8 Absence of Bankruptcy Proceedings. There are no bankruptcy or reorganization proceedings pending against, being contemplated by, or to the knowledge of the Company, threatened against, the Company.

     3.9 Brokers. Except for Gaines Berland, Inc., whose fee will be paid by the Company, no broker or finder has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder's fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company.

     3.10 Financial Statements. The Financial Statements (i) present fairly the financial position of the Company and its consolidated subsidiaries as of December 31, 1995, and March 31, 1996, (ii) present fairly the results of operations, cash flows and changes in stockholders' equity of the Company and its consolidated subsidiaries for the year ended December 31, 1995 and the three months ended March 31, 1996, and (iii) were prepared in accordance with GAAP consistently followed throughout the periods involved, except as otherwise noted therein. The Company has no material liabilities, contingent or otherwise, not reflected in the balance sheet as of December 31, 1995 (or the notes thereto) or the balance sheet as of March 31, 1996 (or the notes thereto) included in the Financial Statements, other than any such liabilities incurred in the ordinary course of business since March 31, 1996 and other than as described in the Proxy Statement.

     3.11 No Material Adverse Change.  Except as described in the
Proxy Statement, since December 31, 1995, there has not been any material adverse change in the financial condition, results of operations, business or properties of the Company.

     3.12 Commission Documents. Since January 1, 1993, the Company has filed all registration statements, proxy statements, reports and, other documents required to be filed by it under the Securities Act or the Exchange Act, and all amendments thereto (collectively, the "Commission Documents"). Each Commission Document complied as to form when filed in all material respects with the rules and regulations of the SEC. Each Commission Document did not, on the date of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.13 Properties.

          (a) The Company has good and defensible title to all of its respective interests in all of its respective oil and gas leases, free and clear of any encumbrances, except as described in the Commission Documents and except for liens under the BankOne Agreement, subject only to liens for taxes or charges of mechanics or materialmen not yet due and to encumbrances under gas sales contracts, operating agreements, unitization and pooling agreements and other similar agreements as are customarily found in connection with comparable drilling and producing operations and to title defects and other encumbrances that are, singularly and in the aggregate, not material in amount and do not interfere with its use or enjoyment of its oil and gas properties. The Company has complied in all material respects with the terms of the oil and gas leases in which it purports to own an interest, and all of such leases are in full force and effect (except where the failure so to comply or to be in full force and effect will not have a Material Adverse Effect upon the Company).

          (b) The Company does not own any material properties or other assets that are not described in the Commission Documents. The Company has good and marketable title in fee simple to all properties and assets described in the Commission Documents as owned by it, and valid, subsisting and enforceable leases for the properties described in the Commission Documents as leased by it, in each case free and clear of all liens, charges, encumbrances or restrictions, except for (i) such as are described in the Commission Documents, (ii) liens under the BankOne Agreement or
(iii) liens, charges, encumbrances or restrictions as do not have a Material Adverse Effect on the Company.

     3.14 Registration Rights.  Except as set forth on Schedule
3.14, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to include such securities in any SEC registration statement.

     3.15 Offering. Subject to the accuracy of the Purchaser's representations in Article 4 hereof, the offer, sale and issuance of the Shares and the Warrants as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and the securities laws of any state having jurisdiction with respect to the transactions contemplated by this Agreement, and neither the Company nor anyone acting on its behalf has or will take any action that would cause the loss of such exemption.

     3.16 No Defaults. The Company is not (i) in violation of any provision of its charter or bylaws, (ii) in breach, violation or default, in any material respect, of or under any material contract, lease, commitment or instrument to which it is a party or by which it is bound or to which any of its properties or assets are subject, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material breach, violation or default or (iii) in material violation of any Law.

     3.17 Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any properties or rights of it by or before any Governmental Authority that (i) relates to or challenges the legality of this Agreement, the Preferred Stock, the Warrants or the Common Stock, (ii) would reasonably be expected to have a Material Adverse Effect upon the Company (except as disclosed in the Commission Documents) or (iii) would reasonably be expected to impair the ability of the Company to perform fully on a timely basis any obligations that it has under this Agreement or any documents related hereto.

     3.18 Compliance with Laws. The Company is in compliance in all material respects with all laws and regulations in all jurisdictions where the failure to effect such compliance would reasonably be expected to have a Material Adverse Effect upon the Company.

     3.19 Taxes. Except as set forth on Schedule 3.19, all tax returns required to be filed by the Company in any jurisdiction have been so filed, and all taxes, assessments, fees and other charges shown thereon to be due and payable have been paid, other than those being contested in good faith. The Company does not know of any actual or proposed material additional tax assessments for any fiscal period against it. None of the Company's tax returns are under audit, and no waivers of the statute of limitations or extensions of time with respect to any tax returns have been granted to the Company, except such audits, waivers or extensions as would not reasonably be expected to have a Material Adverse Effect upon the Company.

     3.20 ERISA. Neither the execution and delivery of this Agreement nor the sale of the Shares and Warrants to be purchased by the Purchaser is a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) on the part of the Company that is not exempt by statute, regulation or class exemption. The Company is in compliance in all material respects with all presently applicable provisions of ERISA; no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company would have any material liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Sections 412 (whether or not waived) or 4971 of the Code; and each "pension plan" for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, that would cause the loss of such qualification.

     3.21 Compliance with Environmental Laws. The business and properties of the Company have been operated in compliance with all applicable federal, state or local laws, rules, regulations or orders (collectively, "Environmental Laws") relating to pollution or protection of the environment including, without limitation, any law, rule, regulation or order relating to emissions, discharges, releases or threatened releases ("Releases") of chemicals, pollutants, contaminants, wastes, petroleum or petroleum products, toxic substances or hazardous substances ("Pollutants") for which noncompliance would have a Material Adverse Effect upon the Company. The Company has not received any written communication, whether from a Governmental Authority, citizens' group, landowner, or employee, nor, to the best knowledge of the executive officers of the Company, has the Company received any oral communication from a Governmental Authority, alleging that (i) the Company is not in compliance with any Environmental Law applicable to it and its business and properties, or (ii) any employee or third party has suffered bodily injury or property damage as a result of one or more Releases of Pollutants arising out of or resulting from the operations of the Company, or prior owners and operators of its business or property, which allegation, if true, would have a Material Adverse Effect upon the Company. Except as disclosed in the Commission Documents, the Company has no material obligation to remediate, repair or replace any property, whether real or personal, owned by the Company or any third party, as a result of one or more Releases of Pollutants arising out of or resulting from the operations of the Company or prior owners and operators of their business or properties.

               ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
                         OF PURCHASER

     Purchaser represents and warrants with respect to itself to the Company as of the date hereof as follows:

     4.1 Organization. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware.

     4.2 Authority. Purchaser has all requisite power and authority to enter this Agreement and the other documents and agreements contemplated hereby, to purchase the Shares and the Warrants on the terms described in this Agreement and to perform its other obligations contemplated by this Agreement.

     4.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite partnership action on the part of Purchaser.

     4.4 Binding Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy and other similar laws of general application with respect to creditors and subject to principles of equity and public policy that affect enforceability of agreements generally.

     4.5 No Conflicts. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a breach or violation of, or constitute a default under, the governing documents of the Purchaser, or any agreement, indenture or other instrument to which the Purchaser is a party or by which it is bound or to which its properties are subject, nor will the performance by the Purchaser of its obligations hereunder violate any Law or result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Purchaser. No permit, consent, approval, authorization or order of any Governmental Authority or other Person is required in connection with the consummation by the Purchaser of the transactions contemplated by this Agreement, except such as have been obtained and as otherwise contemplated by this Agreement.

     4.6 Absence of Bankruptcy Proceedings. There are no bankruptcy or reorganization proceedings pending against, being contemplated by, or to Purchaser's knowledge, threatened against, Purchaser.

     4.7 No Brokers. No broker or finder has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder's fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

     4.8 Accredited Investor, Etc. Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act. Purchaser is acquiring the Shares and the Warrants for its own account and not for distribution or resale, with no present intention of distributing or reselling said Shares or Warrants or any part thereof; provided that the disposition of Purchaser's property shall at all times remain within its control. Purchaser agrees: (a) that Purchaser will not sell, assign, pledge, give, transfer or otherwise dispose of the Shares or the Warrants or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Shares under the Securities Act and all applicable state securities laws or in a transaction which, in the written opinion of counsel for Purchaser satisfactory to the Company (which requirement may be waived by the Company upon advice of counsel), is exempt from the registration provisions of the Securities Act and all applicable state securities laws; (b) that the certificate(s) for the Shares and the Warrants will bear a legend making reference to the foregoing restrictions for so long as such legend may be required pursuant to applicable federal securities laws; and (c) that the Company and any transfer agent for the Shares and Warrants shall not be required to give effect to any purported transfer of any of the Shares or the Warrants except upon compliance with the foregoing restrictions.

     4.9 Information Available. Purchaser has been given the opportunity to ask questions of and receive answers from the officers of the Company or their designated representatives concerning the terms and conditions of the offering of the Shares and the Warrants and the Company, and to obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished in the Commission Documents.

               ARTICLE 5 - AGREEMENTS PENDING CLOSING

     5.1  Investigations; Operation of Business of the Company.
Between the date of this Agreement and the earlier of a Closing, October 31, 1996 or termination of this Agreement:

          (a) (i) The Company shall give Purchaser, its agents and representatives, full access to all of the premises of the Company, including well sites, and books and records, and shall cause its officers to furnish Purchaser, its agents and representatives with such financial and operating data and other information with respect to the business and properties of the Company, as Purchaser, its agents and representatives shall from time to time reasonably request; provided, however, that any such investigation shall not affect any of the representations and warranties of the Company hereunder, and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company. In the event of termination of this Agreement, except as prevented by law, Purchaser will, and shall cause its agents and representatives to, return to the Company all documents, work papers and other materials obtained from the Company in connection with the transactions contemplated hereby, and all copies, extracts or other reproductions thereof in whole or in part (the "Company Confidential Material"). The Company Confidential Material does not include information which (i) is public information, (ii) was already known to Purchaser, (iii) is developed by Purchaser independently from the information supplied to Purchaser pursuant to this Agreement, or (iv) is furnished to Purchaser by a third party who is not an employee, agent, representative, or advisor of the Company or any entity in which the Company has an interest independently from Purchaser's investigation pursuant to the transactions contemplated by this Agreement. Purchaser agrees, and shall cause its affiliates and their respective officers, directors, employees, financial advisors and agents (collectively, "Purchaser Representatives") to keep confidential any information obtained pursuant to this Agreement which is stamped confidential or otherwise transmitted to Purchaser in a manner that indicates such material is Company Confidential Material unless such information is readily ascertainable from public or published information or trade sources. Purchaser will be responsible for any actions by the Purchaser Representatives which are not in accordance with the provisions hereof. If this Agreement is terminated, Purchaser shall not use, and shall cause each Purchaser Representative not to use, any of the Company Confidential Information to Purchaser's or any other person's or entity's financial advantage or to the detriment of the Company. The confidentiality provisions of this Section 5.1 shall survive the termination of this Agreement.

              (ii) Subject to Subsection 5.1(a)(iii) below or except as required by law, the Company Confidential Material will be kept confidential and will not, without the prior written consent of the Company, be disclosed by Purchaser or the Purchaser Representatives, in whole or in part, and will not be used by Purchaser or the Purchaser Representatives, directly or indirectly, for any purpose other than in connection with this Agreement or that is to the detriment of the Company.

             (iii) In the event that Purchaser, the Purchaser Representatives or anyone to whom Purchaser or the Purchaser Representatives supply the Company Confidential Material are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any Governmental Body or otherwise in connection with legal processes) to disclose any of the Company Confidential Material, Purchaser agrees (i) to immediately notify the Company of the existence, terms and circumstances of such a request, (ii) to consult with the Company on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Company Confidential Material which, in the opinion of Purchaser's counsel, Purchaser is legally compelled to disclose and to cooperate with any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Company Confidential Material (it being agreed that the Company shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in connection with such cooperation).

          (b) The Company will, to the extent required for continued operation of its business without impairment, use its reasonable efforts to preserve substantially intact the books and records and the business organization of the Company, to keep available the services of its present officers and employees, and to preserve the present relationships of the Company with persons having significant business relations therewith such as suppliers, customers, brokers, agents or otherwise and to promptly notify Purchaser of an emergency or other change which would have a Material Adverse Effect on the Company, any governmental complaints, investigations, hearings (or communications indicating that the same may be contemplated) or the breach in any material respect of any representation, warranty, covenant or agreement contained herein.

          (c) The Company will conduct its business only in the ordinary course and, by way of amplification and not limitation, the Company will not, without the prior written consent of Purchaser, take any of the actions prohibited of the Company pursuant to Section 4.02(c) of the Merger Agreement.

          (d) The Company shall furnish Purchaser a copy of any report filed with the SEC under the Exchange Act.

     5.2 Taking of Necessary Action. Subject to the terms and conditions of this Agreement and to applicable law, each of the parties to this Agreement shall use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     5.3 Antitrust Laws. Purchaser and the Company agree to use their best efforts to make such filings with and provide such information to the Federal Trade Commission or the Department of Justice with respect to the transactions contemplated by this Agreement as may be required under the HSR Act, sufficiently in advance of any transaction which may require such filings so as to permit the lapse of the normal waiting period as described in the HSR Act in advance of such transaction and to join in a request for early termination. Purchaser and the Company agree to use such best efforts to obtain all such governmental approvals required to consummate the transactions contemplated by this Agreement and to cause early termination of the waiting period under the HSR Act.

                    ARTICLE 6 - CONDITIONS TO CLOSING

     6.1 The Company's Conditions. The obligations of the Company to close under this Agreement are subject, at the option of the Company, to the satisfaction at or prior to the Closing of the following conditions:

          (a) All representations of Purchaser contained in this Agreement shall be true at and as of the delivery date as if such representations were made at and as of date of delivery, and Purchaser shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Purchaser at or prior to the delivery date;

          (b) The Company shall have received a certificate dated as of the delivery date, executed by the general partner of Purchaser, to the effect that to such general partner's knowledge the conditions set forth in Section 6.1(a) above are satisfied at and as of the date of the Closing; and

          (c) As of the Closing, no suit, action or other proceeding (excluding any such matter initiated by the Company) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the transactions contemplated hereby or seeking damages against the Company as a result of the consummation of this Agreement.

     6.2 Purchaser's Conditions. The obligations of Purchaser to close under this Agreement are subject, at the option of Purchaser, to the satisfaction at or prior to the date of the Closing of the following conditions:

          (a) All representations of the Company contained in this Agreement shall be true at and as of the date of Closing as if such representations were made at and as of the date of delivery, and the Company shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by the Company at or prior to the date of Closing;

          (b) Purchaser shall have received certificates dated as of the date of the Closing, executed by duly authorized officers of the Company, to the effect that to such officer's knowledge the conditions set forth in Section 6.2(a) above are satisfied at and as of the date of the Closing;

          (c) With respect to a Merger Closing or an Alternative Closing, Purchaser shall have received a legal opinion dated as of the date of Closing from Strasburger & Price, L.L.P. in substantially the form of Exhibit C hereto and, with respect to a Later Alexander Business Combination Closing, Purchaser shall have a legal opinion in form and from counsel to the Company satisfactory to Purchaser with respect to the substantive matters contained in the opinion attached as Exhibit C (the "Legal Opinion");

          (d) Purchaser shall have received evidence satisfactory to it that the transactions contemplated hereby do not violate the BankOne Agreement;

          (e) No suit, action or other proceeding (excluding any such matter initiated by Purchaser) shall be pending or threatened before any Governmental Authority seeking to restrain Purchaser or prohibit the transactions contemplated by this Agreement or seeking damages against Purchaser as a result of the consummation of this Agreement;

          (f) The Certificate of Designation shall have been duly filed by the Company with the Secretary of State of the State of Delaware;

          (g) Except for the amendments to the certificate of incorporation of the Company described in the Proxy Statement, the certificate of designation with respect to the Series E Preferred Stock, and the Certificate of Designation, no amendments to the Certificate of Incorporation or Bylaws of the Company as in effect on July 19, 1996 shall have been effected;

          (h) Any applicable waiting period under the HSR Act shall have expired or been terminated; and

          (i) The holders of the capital stock of the Company shall have approved the NEG Certificate of Incorporation Amendment Proposal as described in the Proxy Statement.

               ARTICLE 7 - DELIVERIES AT THE CLOSING

     7.1 Deliveries of the Company. At the Closing the Company shall deliver the following:

          (a) Certificates representing the Shares and the Warrants, each such certificate executed by the Company's President and Secretary or Assistant Secretary and appropriately registered in the name of Purchaser;

          (b)  A certificate of the Secretary or the Assistant
Secretary of the Company certifying, among other things, as to the due authorization of the transactions contemplated hereby;

          (c)  The Legal Opinion;

          (d) Certificates of existence and good standing for the Company in the jurisdiction of its incorporation and each jurisdiction in which it is qualified or licensed to do business and own material assets;

          (e) A copy of any required written consent and waiver to the transactions contemplated hereby executed by the third party or appropriate Governmental Authority; and

          (f) Evidence satisfactory to Purchaser of the filing of the Certificate of Designation with the Secretary of State of the State of Delaware.

     7.2 Deliveries of Purchaser. At the Closing, Purchaser shall deliver to the Company the Purchase Price in immediately available funds to the Company.

               ARTICLE 8 - POST-CLOSING AGREEMENTS

     8.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the Company contained in this Agreement or made in writing by the Company in connection herewith, and all representations and warranties of Purchaser contained in this Agreement or made in writing by Purchaser in connection herewith, shall survive the Closing, regardless of any investigation made by such party or on such party's behalf and without any other document being delivered at the date hereof.

     8.2 Indemnification. After the Closing, the Company shall indemnify and hold harmless Purchaser, and Purchaser shall indemnify and hold harmless the Company, from and against any and all claims, losses, damages and liabilities (and actions in respect thereof) and any and all costs and expenses (including reasonable attorneys' fees and expenses) that such person may sustain or incur as a result of any misrepresentation or breach of warranty or the nonperformance of any obligation on the part of the other under this Agreement.

     8.3 Brokers. Without limiting the parties' respective representations in Sections 3.9 and 4.7, after the Closing each party agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying party.

                 ARTICLE 9 - REGISTRATION RIGHTS

     9.1  Shelf Registration.

          (a) At any time commencing nine months after the Closing, the Company shall, upon demand by Purchaser or any holder of Registrable Securities (except for holders only of Registrable Securities) described in (iv) of the definition of Registrable Securities and provided Purchaser or any holder of Registrable Securities (except for holders only of Registrable Securities described in (iv) of the definition of Registrable Securities) represents to the Company that it has a present intention to sell, prepare and file with the SEC a shelf registration statement (the "Shelf Registration Statement") on an appropriate form pursuant to Rule 415 (or any similar provision that may be adopted by the SEC) under the Securities Act with respect to the Registrable Securities.

          (b) The Company agrees to use its best efforts to have the Shelf Registration Statement declared effective, and to keep the Shelf Registration Statement continuously effective, at the option of Purchaser or any holder of Registrable Securities (except for holders only of Registrable Securities described in (iv) of the definition of Registrable Securities), until all of the Shares covered thereby have been sold or such time as all of the Registrable Securities can be resold pursuant to Rule 144(k) under the Securities Act (or any successor provision). Further, the Company shall use its best efforts to maintain the quotation of the Common Stock on the Nasdaq National Market or a listing with a national securities exchange.

          (c) Notwithstanding any other provisions of this Agreement to the contrary, the Company shall cause the Shelf Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement, amendment or supplement, as the case may be
(i) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading other than statements or omissions made in reliance upon and in conformity with information furnished to the Company in writing by the holders of Registrable Securities expressly for use in such Shelf Registration Statement and the related prospectus or any amendment or supplement thereto.

     9.2  Piggy-Back Registration.

          (a) If at any time after the Closing the Company proposes to file a registration statement under the Securities Act with respect to a firm commitment underwritten offering by the Company whether or not for sale for its own account (other than a registration statement on Form S-4 or S-8 (or any substitute form for comparable purposes that may be adopted by the SEC) or a registration statement filed in connection with an exchange offer or an offering of securities solely to the Company's existing security holders), then the Company shall in each such case give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer such holders of Registrable Securities (provided such holders represent to the Company that they have a present intention to sell) the opportunity to register such Registrable Securities and such number of shares of Registrable Securities as each such holder may request.

          (b) The Company shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in the registration statement for such offering to be included on the same terms and conditions as any similar securities of the Company or of any selling stockholder included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering deliver a written notice to the holders of such Registrable Securities that either because of (i) the kind of securities which such holders, the Company and any other persons or entities intend to include in such offering or
(ii) the size of the offering which the holders of Registrable Securities, the Company and such other persons intend to make, the success of the offering would be materially and adversely affected by inclusion of the Registrable Securities requested to be included, then (a) in the event that the size of the offering is the basis of such managing underwriter's opinion, the amount of securities to be offered for the accounts of holders of Registrable Securities shall be reduced pro rata to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters; provided that if securities are being offered for the account of other persons or entities as well as the Company, the proportion by which the amount of such class of securities intended to be offered by holders of Registrable Securities is reduced shall not exceed the proportion by which the amount of such class of securities intended to be offered by such other persons or entities is reduced; and (b) in the event that the combination of securities to be offered is the basis of such managing underwriter's opinion,
(x) the Registrable Securities to be included in such offering shall be reduced as described in clause (a) above (subject to the proviso in clause (a)) or, (y) if the actions described in clause
(x) would, in the judgment of the managing underwriter, be insufficient to substantially eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be excluded from such offering.

     9.3 Registration Procedures. In connection with any registration pursuant to Section 9.1 or Section 9.2 hereof, the following provisions shall apply:

          (a) The Company shall (i) prior to filing the Shelf Registration Statement or any other registration statement registering Registrable Securities (a "Registration Statement") or prospectus or any amendments or supplements thereto, furnish to one counsel selected by the holders of a majority in aggregate principal amount or number of shares, as the case may be, of the Registrable Securities covered by such Registration Statement copies of all such documents proposed to be filed, which documents will be subject to the reasonable review of such counsel and (ii) as soon as reasonably possible, furnish to each Selling Holder, prior to filing a Registration Statement, copies of such Registration Statement as proposed to be filed, and thereafter furnish to such Selling Holder such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder;

          (b) The Company shall notify the holders of Registrable Securities in writing:

               (i)  when the Registration Statement and any
                    amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;

               (ii) of any request by the SEC for amendments or
                    supplements to the Registration Statement or the prospectus included therein or for additional information relating to such registration;

               (iii)  of the issuance by the SEC of any stop order
                    suspending the effectiveness of the
                    Registration Statement or the initiation of any proceedings for that purpose; and

               (iv) of the receipt by the Company of any
                    notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

          (c) The Company shall use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Selling Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (c), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

          (d) The Company shall use reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible time.

          (e) The Company shall notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly file with the SEC and make available to each Selling Holder any such supplement or amendment.

          (f) At any time commencing nine months after the Closing, if requested in writing by the holders beneficially owning at least 25% collectively, of the Registrable Securities (including holders of Preferred Stock), the Company shall enter into customary agreements (including an underwriting agreement in customary form with customary terms with underwriters reasonably approved by the Company) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities; provided that the Company shall not be required to participate in more than [two] underwritten offerings under the Shelf Registration Statement.

          (g) The Company shall make available for inspection by any Selling Holder of such Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other professional retained by any such Selling Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's and its Subsidiaries' officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Each Selling Holder of such Registrable Securities agrees that information obtained by it as a result of such inspections which is deemed confidential shall not be used by it as the basis for any market transactions in securities of the Company unless and until such is made generally available to the public. Each Selling Holder of such Registrable Securities further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

          (h) The Company will use its best efforts to comply with all the rules and regulations of the SEC to the extent and so long as they are applicable to the Registration Statement and will make generally available to its security holders after the effective date of the applicable Registration Statement an annual earnings statement satisfying the provisions of Section 11(a) of the Securities Act.

          The Company may require each Selling Holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing and such other information as may be legally required in connection with such registration.

          Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 9.3(e) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 9.3(e) hereof, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Selling Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

     9.4 Registration Expenses. All expenses incident to the Company's performance of or compliance with this Article 9, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed, and fees and disbursements of counsel for the Company and its independent certified public accountants, the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, fees and expenses of other persons retained by the Company, and reasonable fees and expenses (limited to $35,000 per registration) of one counsel (who shall be reasonably acceptable to the Company) for the holders of Registrable Securities incurred in connection with each registration hereunder (but not including any underwriting discounts or commissions attributable to the sale of Registrable Securities) will be borne by the Company (all such expenses being herein called "Registration Expenses").

     9.5  Indemnification; Contribution.

          (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Holder of Registrable Securities, its officers, directors, partners and agents and each person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages (whether in contract, tort or otherwise), liabilities and expenses (including reasonable costs of investigation) whatsoever (as incurred or suffered) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Company by such Selling Holder or on such Selling Holder's behalf expressly for use therein. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers, partners and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 9.5(a) or such other indemnification customarily obtained by underwriters at the time of offering.

          (b) Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Selling Holder (or its officers, directors, partners or agents) or any person controlling any such Selling Holder in respect of which indemnity may be sought from the Company, the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Selling Holder, and shall assume the payment of all expenses. Such Selling Holder or any controlling person of such Selling Holder shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Selling Holder or such controlling person unless (i) the Company has agreed to pay such fees and expenses or (ii) the named parties to any such action or proceeding (including any impleaded parties) include both such Selling Holder or such controlling person and the Company, and such Selling Holder or such controlling person shall have been advised by counsel that there may be one or more legal defenses available to such Selling Holder or such controlling person which differ from those available to the Company (in which case, if such Selling Holder or such controlling person notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Selling Holder or such controlling person; it being understood, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Selling Holder and such controlling persons, which firm shall be designated in writing by such Selling Holder). The Company shall not be liable for any settlement of any such action or proceeding effected without the Company's written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Company agrees to indemnify and hold harmless such Selling Holder and such controlling person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

          (c) Indemnification by Selling Holders. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its directors, officers and agents and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, as amended, to the same extent as the indemnity contained in Section 9.5(a) from the Company to such Selling Holder, but only with respect to information furnished in writing by such Selling Holder or on such Selling Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against the Company or its directors, officers or agents, or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its directors, officers or agents or such controlling person shall have the rights and duties given to such Selling Holder by the preceding Section 9.5(b). Each Selling Holder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 9.5(c).

          (d) Contribution. If the indemnification provided for in this Section 9.5 is unavailable to the Company, the Selling Holders or the underwriters in respect of any losses, claims, damages, liabilities or judgments referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and judgments (i) as between the Company and the Selling Holders on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Holders on the one hand and the underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Selling Holders on the one hand and of the underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations and (ii) as between the Company, on the one hand, and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Holders on the one hand and the underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Holders bear to the total underwriting discounts and commissions received by the underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Holders on the one hand and of the underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Holders or by the underwriters. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section
9.5 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9.5(d), no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     9.6 Participation in Underwritten Registrations. No person may participate in any underwritten registration hereunder unless such person (a) agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (b) completes and execute all questionnaires, powers of attorneys, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement.

     9.7 Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act, and that it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable holders of Registrable Securities to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

     9.8 Grant of Registration Rights to Others. When negotiating the grant of registration rights to other parties with respect to its Common Stock, the Company will not agree to any provision that prohibits Purchaser from exercising its piggyback rights on any registration statement that may be filed if such other party exercises such registration rights.

                    ARTICLE 10 - MISCELLANEOUS

     10.1 Public Announcements. Except as set forth in the following sentence, the parties to this Agreement agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party and exercise reasonable efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such parties or (ii) obtain approval of the other party to the text of a public announcement or statement to be made solely by the Company or Purchaser, as the case may be. Nothing contained in this Section 10.1 shall be construed to require either party to obtain approval of the other party to disclose information with respect to any disclosure (i) required by applicable law or by any applicable rules, regulations or orders of any Governmental Authority having jurisdiction or (ii) necessary to comply with disclosure requirements of any applicable stock exchange.

     10.2 Notices. Except as otherwise expressly provided in this Agreement, all communications required or permitted under this Agreement shall be in writing and any such communication or delivery shall be deemed to have been duly given and received when actually delivered to the address set forth below of the party to be notified personally (by a recognized commercial courier or delivery service that provides a receipt) or by telecopier (confirmed in writing by a personal delivery as set forth above), addressed as follows:

          If to the Company:

                         National Energy Group, Inc.
                         4925 Greenville Ave., Suite 1400
                         Dallas, Texas 75206
                         Attention:  Mr. Miles Bender
                         Telecopy No.: (214) 692-9310

          If to Purchaser:
                         High River Limited Partnership
                         c/o Icahn Associates Corp.
                         114 West 47th Street
                         Suite 1925
                         New York, NY 10036
                         Attention:  Mr. Carl C. Icahn
                         Telecopy No.: (212) 921-3359

          With Copy to:
                         Marc Weitzen, Esq.
                         Gordon Altman Butowsky Weitzen
                            Shalov & Wein
                         114 West 47th Street
                         New York, New York  10036
                         Telecopy No.: (212) 626-0799

Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

     10.3 Expenses. The Company shall promptly pay after receipt of an invoice all accrued fees and expenses of Purchaser, including fees and expenses of Gordon Altman Butowsky Weitzen Shalov & Wein, counsel to Purchaser, in connection with the negotiation, preparation, execution and delivery of the Agreement and related documents and the consummation of the transactions contemplated hereby up to the aggregate amount of $45,000.

     10.4 Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter of this Agreement (superseding all prior agreements, arrangements, understandings and solicitations of interest or offers related to the subject matter of this Agreement including the related Term Sheet executed by the parties hereto dated July 19, 1996), and this Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the parties to this Agreement. The headings in this Agreement are for convenience only and shall have no significance in the interpretation of any term or provision of this Agreement.

     10.5 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED AND
CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS.

     10.6 Counterparts. This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one agreement.

     10.7 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions contained in this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

     10.8 Binding Effect; Assignment. All the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns; but this Agreement and the rights and obligations hereunder shall not be assignable or delegable by any party without the express written consent of the non assigning or non delegating parties.

     10.9 Construction. Each party hereby acknowledges and agrees that such party has consulted legal counsel in connection with the negotiation of this Agreement and that such party has bargaining power equal to that of the other party in connection with the negotiation and execution of this Agreement. Accordingly, the parties agree that the rule of contract construction that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                         NATIONAL ENERGY GROUP, INC.



                         By:
                         Name:/s/ MILES D. BENDER
                         Title:  PRESIDENT & CEO


HIGH RIVER LIMITED PARTNERSHIP

By:  RIVERDALE INVESTORS CORP., INC.,
     its general partner



By:
Name:
Title:














               [Signature Page to National Energy
                       Purchase Agreement]

                          SCHEDULE 3.14


     1. Purchase Agreement, dated as of March 12, 1993 by and among the Company, OilSearch Leasing Partners, Ltd., OilSearch
Acquisition Group One, Ltd. and certain limited partners.

     2.   Asset Purchase and Sale Agreement, dated as of December
30, 1993, between Bligh Petroleum, Inc. and the Company.

     3. Agency Agreement, dated June 3, 1994, by and between the Company and San Jacinto Securities, Inc, and the related Stock
Purchase Warrants, dated June 2, 1994, from the Company to Bruce
Lazier, Kenneth Etheredge and Gloria Berry.

     4. Stock Purchase Agreement, dated as of June 2, 1994, among the Company, Arbco Associates, L.P., Offense Group Associates,
L.P., Kayne Anderson Nontraditional Investments L.P. and
Opportunity Associates L.P.

     5. Agreement for Purchase and Sale (Mustang Island) dated as of April 20, 1995, between Sierra Mineral Development, L.C. and the Company.

     6.   Agreement for Purchase and Sale (Oak Hill), dated as of
April 12, 1995, between the Company and Sierra 1994 I Limited
Partnership.

     7. Stock Purchase Agreement, dated as of June 14, 1995, among the Company, Arbco Associates L.P., Offense Group Associates L.P., Kayne, Anderson Nontraditional Investments L.P., and
Opportunity Associates L.P.

     8.   KAIM Stock Purchase Agreement.

     9. Warrant, dated as of the Effective Time of the Merger to purchase 100,000 shares of Common Stock granted by the Company to Prudential Securities Incorporated in connection with the Merger.

     10. Warrant, dated as of the Effective Time of the Merger to purchase 700,000 shares of Common Stock granted by the Company to Gaines Berland, Inc. in connection with the Merger.

     11. Warrant, dated as of the date of the Closing hereunder to purchase 300,000 shares of Common Stock granted by the Company to Gaines Berland, Inc. in connection with the transactions contemplated by the Agreement.

                                                  SCHEDULE A


                  PURCHASED SHARES AND WARRANTS



                         Number of             Purchase Price for
Purchaser                Shares and Warrants   Shares and Warrants
- ---------                -------------------   -------------------

The Merger Closing
    High River Limited      100,000 Shares     $10,000,000
    Partnership
                            700,000 Warrants

The Alternative Closing
    High River Limited      50,000 Shares      $ 5,000,000
    Partnership
                            350,000 Warrants


                              EXHIBIT A

                         CERTIFICATE OF DESIGNATION




                                   EXHIBIT B

                              WARRANT CERTIFICATE




                                   EXHIBIT C

                                   LEGAL OPINION